shareholder
letter
Q2 2026

our mission is
to develop the
best education
in the world
and make it universally available.

DUOLINGO Q2 2026                                       2

Q2 Highlights

User Metrics	Q2 2025	Q2 2026
Daily Active Users	47.7M	58.7M
23% YoY
Paid Subscribers	10.9M	12.7M
at period end		17% YoY

Financial Metrics	Q2 2025	Q2 2026
Revenue	$252.3M	$298.5M
18% YoY
Total Bookings	$268.0M	$289.1M
8% YoY
Net Income	$44.8M	$33.2M
	17.8% margin	11.1% margin
Adjusted EBITDA	$78.7M	$77.3M
	31.2% margin	25.9% margin
Net Cash Provided by Operating Activities	$90.7M	$88.3M
	35.9% margin	29.6% margin
Free Cash Flow	$86.3M	$78.6M
	34.2% margin	26.3% margin

DUOLINGO Q2 2026                                       3

Dear shareholders,

Q2 was a strong quarter. We continued to execute our 2026 strategy of prioritizing user growth and teaching better. Bookings and profitability remained healthy and in line with our plan. Daily Active Users (DAUs) grew 23% over last year, a step up from Q1 and ahead of our expectations.

Our financial plan for the year remains on track: we are reaffirming our topline guidance and raising our Adjusted EBITDA outlook, reflecting stronger-than-expected profitability.

User growth in Q2

We believe our user growth acceleration is due to three factors: product changes, marketing impact, and a one-time event to revive lost streaks. Since two of these are permanent, we expect DAU year-over-year growth throughout the rest of the year to remain above the 20% we had previously guided to.

Product

As a reminder, we continually improve the Duolingo app using a process we call The Green Machine. We test hundreds of changes to the product, measure the results, and double down on what works. Most of these changes are small on their own, but together they compound into meaningful product improvements.

We apply the Green Machine mainly to optimize three things: user retention, learning outcomes, and monetization. Our strategy this year has been to prioritize the first two, while working on ways to monetize that are not at odds with user growth.

The main metric we use to evaluate the stickiness of our product is Current User Retention Rate (CURR), which is the proportion of “current user DAUs” who come back the next day. A “current user DAU” is one who was also active another time in the previous seven days. Because small improvements in CURR compound into large DAU gains, this is one of our most important leading indicators. Thanks to the Green Machine, our CURR is at an all-time high of 84%, up by about 1% from last year.

As mentioned in our last letter, we are also teaching better than ever. We believe better learning outcomes will lead to more engaged learners, stronger retention, and more word of mouth, making this one of our biggest long-term growth opportunities. Additionally, most new Super Duolingo subscribers now have access to Video Call, and we expect to extend that access to existing Super subscribers later this year. This means that more learners can now use our flagship conversational practice feature, demonstrating how AI is helping us deliver higher-quality learning at scale.

Lastly, for monetization, our work has concentrated on finding ways to increase revenue without adding friction to free users. One example that has yielded good early results is offering longer free trials, which we expect to increase both revenue and DAUs.

DUOLINGO Q2 2026                                       4

Put together, this work is making Duolingo a better product. We believe that's driving increased word of mouth and improving our top-of-funnel growth.

Marketing

We have evolved our brand reach beyond our own social media accounts. While our social accounts have surpassed one billion organic impressions each quarter, we now also work with hundreds of creators around the world to generate content and introduce Duolingo to new audiences. This has established a broader network of people talking about us and fueling our growth. In countries like China, Indonesia, and India, roughly two thirds of our social impressions have come from influencer-generated content.

Although the vast majority of our user growth continues to be organic, we've also made substantial progress in performance marketing. Over the past year, we've built a stronger team and a more disciplined operating model, tripling both the number of channels in our mix and our performance creative output globally. We're still early, but we're already seeing this show up in top-of-funnel growth, and we're increasingly confident that performance marketing can become a meaningful and efficient driver of long-term growth.

Streak Revival

Streak Revival was a one-time event in June that allowed eligible learners to restore their longest-ever streak by opting in and completing three lessons. The response was incredible: 15.4 million learners revived their streaks, including nearly 8 million users who had no active streak when the event began. This became one of our most successful campaigns. It shows how much the streak matters to our learners, as well as how large the opportunity is to bring former learners back to Duolingo.

DUOLINGO Q2 2026                                       5

Looking ahead

Last quarter, we said it was too soon to know whether our strategy of teaching better and prioritizing user growth was working. While we’re still early in executing this strategy, these results reinforce our confidence that we’re on the right path.

A better product creates more engaged users, which ultimately helps us build a larger and more durable business. We still have work to do, but we’re excited about the opportunities ahead. Every decision we make is guided by our mission to develop the best education in the world and make it universally available.

Luis von Ahn
CEO and Co-Founder

DUOLINGO Q2 2026                                       6

financial performance and outlook

Summary of Financial and Key Operating Metrics

(in millions)	Q2 2025	Q2 2026	YoY
User Metrics

Daily active users (DAUs) (1)	47.7	58.7	23%
Paid subscribers (period end)	10.9	12.7	17%
Operating Metrics

Subscription bookings	$227.3	$250.3	10%
Total bookings	$268.0	$289.1	8%
GAAP Financial Measures

Revenues	$252.3	$298.5	18%
Gross profit	$182.6	$216.7	19%
Gross margin (%)	72.4%	72.6%	20 bps
Net income	$44.8	$33.2	(26)%
Net cash from operating activities	$90.7	$88.3	(3)%
Non-GAAP Financial Measures (2)

Adjusted EBITDA	$78.7	$77.3	(2)%
Adjusted EBITDA margin	31.2%	25.9%	(530) bps
Free cash flow	$86.3	$78.6	(9)%
Free cash flow margin	34.2%	26.3%	(790) bps

(1) We primarily evaluate user engagement using DAUs, with MAUs as a supplementary metric. MAUs were 128.3 million and 140.6 million the three months ended June 30, 2025 and 2026, respectively, representing 10% year-over-year growth.
(2) Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

All amounts in millions are rounded from thousands; totals and percentages may not sum due to rounding.
DUOLINGO Q2 2026                                              8

Gillian Munson
Chief Financial Officer

Second quarter 2026 highlights

Q2 results continued to demonstrate that we can deliver strong user growth and healthy profitability, even in a year of deliberate investment. We are executing on the plan we laid out for 2026, with topline results for Q2 in line with our expectations and profitability tracking ahead. This reflects solid execution by our team.

Q2 DAUs grew 23% compared to the prior year, accelerating two percentage points sequentially. MAUs grew 10%, accelerating four percentage points sequentially.

Total Q2 bookings increased 8% compared to the prior year, or 6% on a constant-currency basis, to $289.1 million. The rate of year-over-year growth slowed from Q1 due to a tough prior-year comparison given the initial rollout of Energy, a price increase, and advertising outperformance in the year-ago quarter. Bookings seasonality was within our expectations. Revenue increased 18% compared to the prior year, or 17% on a constant-currency basis, to $298.5 million.

Gross margin was 72.6%, a small improvement over the prior year, and was ahead of our expectation of approximately 71.0%. This reflects our measured pace of AI-powered feature expansion (such as Video Call), as well as AI cost efficiencies.

We generated approximately $33.2 million in net income, and $77.3 million in Adjusted EBITDA, representing a 25.9% Adjusted EBITDA margin. As we noted on our February call, this year’s Adjusted EBITDA margin reflects our deliberate choice to invest in user growth. The year-over-year decline is within our expectations. We ended the quarter with approximately $1.3 billion in cash and short-term investments. Net cash provided by operating activities was approximately $88.3 million. Free cash flow was approximately $78.6 million, representing a 26.3% free cash flow margin.

Fully diluted shares outstanding ended the quarter at approximately 50.7 million. Under our $400 million share repurchase program announced in February, we repurchased approximately $44.4 million, or approximately 432 thousand shares of stock during Q2. This brings the total to approximately $71.9 million, or approximately 708 thousand shares, through August 1, 2026. This represents nearly all of 2024 and 2025 dilution. We remain committed to managing dilution over the long term.
DUOLINGO Q2 2026                                              9

Q3 and FY 2026 guidance

We continue to manage the business to the full-year targets we provided earlier this year of 10-12% year-over-year bookings growth and 15-18% year-over-year revenue growth. We are raising our full-year Adjusted EBITDA margin outlook by nearly one point to approximately 26.5%, reflecting flow through from stronger-than-expected gross margin performance.

We are providing the following guidance for the third quarter ending September 30, 2026, and the full year ending December 31, 2026.(1)

(in millions)	Q3 2026	FY 2026
Bookings (1)	$307	$1,285
YoY Bookings growth	8.9%	10.9%
Revenue	$302	$1,207
YoY Revenue growth	11.1%	16.3%
Adjusted EBITDA (2)	$76	$320
Adjusted EBITDA margin (2)	25.2%	26.5%

(1)     Our guidance in the table above assumes foreign exchange rates as of July 31, 2026. On a constant-currency basis, assuming the average foreign exchange rates for Q3 2025 remained constant for Q3 2026, we estimate our Q3 2026 year-over-year growth for bookings and revenue at 8.9% and 11.1%, respectively. On a constant-currency basis, assuming the average foreign exchange rates for full-year 2025 remained constant for full-year 2026, we estimate our full-year 2026 year-over-year growth for bookings and revenue at 9.4% and 14.9%, respectively.

(2)     Reconciliations of forward-looking Adjusted EBITDA and Adjusted EBITDA margin to GAAP net income and GAAP net income margin, respectively, have not been provided, as certain components (including stock-based compensation and legal, tax and regulatory reserves) cannot be calculated or predicted without unreasonable effort.

For bookings, we expect Q3 growth of approximately 8.9% compared to the prior year, and approximately 10.9% for the full year. For revenue, our outlook calls for Q3 growth of approximately 11.1% compared to the prior year and approximately 16.3% for the full year. Our outlook reflects exchange rates as of the end of July. As a reminder, over half of our bookings come from outside the US, and we estimate that every 1% change in the dollar versus our currency basket equates to about a $4 million impact on our H2 bookings.

We expect a gross margin of approximately 71.0% in Q3 and approximately 71.6% for the full year, better than the trajectory we outlined on our Q1 call based on AI cost trends.

For Q3, we expect Adjusted EBITDA of approximately $76.0 million, or a 25.2% margin. For the full year, we expect Adjusted EBITDA of approximately $320.0 million, or a 26.5% margin.

We expect stock-based compensation to be around 15.0% of revenue in 2026, with absolute expense increasing through the year. We continue to expect dilution from equity grants of approximately 3.5-4.0%, before the effect of any share repurchases. We assume an effective tax rate of approximately 23-25% for the year.
DUOLINGO Q2 2026                                              10

Dilutive securities

Duolingo has various dilutive securities outstanding. The table below details these securities:

(Amounts in millions, except share price)	Price as of June 30, 2026	Weighted-average exercise price	Shares
Share price	$115.02
Common stock outstanding as of June 30, 2026			46.7
Founder awards (1)			0.6
Dilutive effect of stock options outstanding (2)		$21.09	0.5
RSUs outstanding			2.8
Total estimated diluted shares outstanding			50.7

Video webcast

Duolingo will host a video webcast to discuss its second quarter results today, August 5, 2026, at 5:00 p.m. ET. This live webcast and related materials will be publicly available and can be accessed at investors.duolingo.com. A replay will be available on the Investor Relations website two hours following completion of the webcast.

About Duolingo

Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

(1)Includes 0.6 million underlying performance-based Restricted Stock Units ("RSUs") where performance criteria have not been satisfied.
(2)The Company has 0.6 million options outstanding as of June 30, 2026. The estimated dilutive effect is calculated as the number of shares expected to be issued upon vesting or exercise, adjusted for the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Duolingo common stock.
DUOLINGO Q2 2026                                              11

Definitions

Daily Active Users (DAUs). DAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each calendar day. DAUs are reported for a measurement period by taking the average of the DAUs for each day in that measurement period. The measurement period for DAUs is the three months ended June 30, 2026 and the same period in the prior year where applicable, and the analysis of results is based on those periods. DAUs are a measure of the consistent engagement of our global user community on Duolingo.

Paid Subscribers. Paid subscribers are defined as users who pay for access to any Duolingo subscription offering and had an active subscription as of the end of the measurement period. Each unique user account is treated as a single paid subscriber regardless of whether such user purchases multiple subscriptions, and the count of paid subscribers does not include users who are currently on a free trial or who are non-paying members of a family plan.

Subscription Bookings and Total Bookings. Subscription bookings represent the amounts we receive from a purchase of any Duolingo subscription offering. Total bookings include subscription bookings, income from advertising networks for advertisements served to our users, purchases of the Duolingo English Test, and in-app purchases of virtual goods ("IAPs"). We believe bookings provide an indication of trends in our operating results, including cash flows, that are not necessarily reflected in our revenues because we recognize subscription revenues ratably over the lifetime of a subscription, the majority of which are twelve months in duration.

Monthly Active Users (MAUs). MAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each month. MAUs are reported for a measurement period by taking the average of the MAUs for each calendar month in that measurement period. The measurement period for MAUs is the three months ended June 30, 2026 and the same period in the prior year where applicable, and the analysis of results is based on those periods. MAUs are a supplemental measure and help illustrate the size of our global active user community on Duolingo.

Limitation of key operating metrics and other data

We manage our business by tracking several operating metrics, including DAUs, paid subscribers, and subscription and total bookings. While these metrics are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our platform is used. These metrics are determined by using internal data gathered on an analytics platform that we developed and operate and have not been validated by an independent third party. This platform tracks user account and session activity. If we fail to maintain an effective analytics platform, our metrics calculations may be inaccurate. We believe that these metrics are reasonable estimates of our user base for the applicable period of measurement, and that the methodologies we employ and update from time to time to create these metrics are reasonable bases to identify trends in user behavior. Because we update the methodologies we employ to create metrics, our operating metrics may not be comparable to those in prior periods. Other companies, including companies in our industry, may calculate these metrics differently.
DUOLINGO Q2 2026                                              12

Non-GAAP financial measures

We use certain non-GAAP financial measures to supplement our reported financial results, which are presented in accordance with GAAP. Non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA margin, constant-currency measures, non-GAAP R&D expense, non-GAAP S&M expense and non-GAAP G&A expense (collectively, the “non-GAAP operating expenses”), free cash flow, and free cash flow margin. Please refer to the definitions and reconciliation at the end of this letter. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

The effect of currency exchange rates on our business is an important factor in understanding period-to-period comparisons. We use non-GAAP percentage change in constant-currency revenues and bookings, which exclude the impact of fluctuations in foreign currency exchange rates, for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe this information is useful to investors to facilitate comparisons and better identify trends in our business. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We calculate constant-currency revenues by translating current period foreign currency revenues using prior-year exchange rates applied consistently over the full revenue recognition period. We calculate constant-currency bookings by using current period foreign currency bookings and translating them to constant currency using prior-year comparable period exchange rates. The constant-currency percentage change for revenues and bookings is calculated by dividing the difference between the constant-currency amount and the prior-year comparable period amount by the prior-year comparable period amount.

DUOLINGO Q2 2026                                              13

Forward-looking statements

This Shareholder Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this letter, including without limitation, statements regarding our business model and strategic priorities for growth, product enhancement, and monetization (including the expected benefits and efficacy of new products and product innovation for user growth and retention), projected bookings and daily active user growth, our share repurchase program, our use of AI features, our medium-term user growth targets, our investments in new learning subjects, our expected learning outcomes and proficiency levels, and our financial outlook and guidance, are forward-looking statements. Without limiting the generality of the foregoing, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are neither promises nor guarantees, but involve a number of known and unknown risks, uncertainties and assumptions that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to: our ability to retain and grow our users and sustain their engagement with our products; competition in the online language learning industry; our limited operating history; our ability to maintain or increase profitability; our ability to manage our growth and operate at such scale; the success of our investments; our reliance on third-party platforms to store and distribute our products and collect revenue; our reliance on third-party hosting, cloud computing providers and Artificial Intelligence (“AI”) vendors; our ability to compete for advertisements; acceptance by educational organizations of technology-based education; our ability to access, protect, collect, use, and otherwise process Personal Data about our users and payers, and to comply with applicable data privacy laws; our ability to successfully develop, implement and use Artificial Intelligence and machine learning technologies; our ability to adequately obtain, protect and maintain our intellectual property rights; and the other important factors more fully detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as any such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (“SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at investors.duolingo.com. All forward-looking statements speak only as of the date of this letter. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Website information

We routinely post important information for investors on the Investor Relations section of our website, investors.duolingo.com, and also from time to time may use social media channels, including our X account x.com/duolingo and our LinkedIn account linkedin.com/company/duolingo, as an additional means of disclosing public information to investors, the media, and others interested in us. It is possible that certain information we post on our website and on social media could be deemed to be material information, and we encourage investors, the media, and others interested in us to review the business and financial information we post on our website and on the social media channels identified above, in addition to following our press releases, SEC filings, public conference calls, presentations, and webcasts. The information contained on, or that may be accessed through, our website and our social media channels is not incorporated by reference into, and is not a part of, this document.
DUOLINGO Q2 2026                                              14

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2025	June 30, 2026

ASSETS
Current assets
Cash and cash equivalents	$1,036,389	$1,180,887
Short-term investments	104,078	132,979
Accounts receivable	162,827	130,979
Deferred cost of revenues	102,663	102,689
Income tax receivable	14,067	2,707
Prepaid expenses and other current assets	16,582	20,873
Total current assets	1,436,606	1,571,114
Operating lease right-of-use assets	80,380	74,830
Long-term investments	135,098	102,693
Intangible assets, net	28,309	27,598
Property and equipment, net	36,297	42,619
Goodwill	35,335	35,335
Restricted cash	2,735	2,735
Deferred tax assets, net	227,339	206,039
Other assets	10,083	10,990
Total assets	$1,992,182	$2,073,953
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Deferred revenues	$496,205	$505,102
Accounts payable	7,998	16,196
Income tax payable	1,257	1,106
Accrued expenses and other current liabilities	45,688	55,429
Total current liabilities	551,148	577,833
Long-term obligation under operating leases	93,779	86,136
Deferred tax liabilities, net	249	242
Total liabilities	645,176	664,211
Commitments and contingencies
Stockholders’ equity
Class A common stock, $0.0001 par value; 2,000,000 shares authorized as of December 31, 2025 and June 30, 2026; 40,368 issued and outstanding as of December 31, 2025, and 40,337 issued and 40,325 outstanding at June 30, 2026, respectively Class B common stock, $0.0001 par value; 30,000 shares authorized as of December 31, 2025 and June 30, 2026; 6,260 and 6,399 issued and outstanding at December 31, 2025 and June 30, 2026, respectively	5	5
Treasury stock, at cost, 0 and 12 shares as of December 31, 2025 and June 30, 2026, respectively.	—	(1,425)
Additional paid-in capital	1,058,783	1,046,326
Retained earnings	288,218	364,836
Total stockholders’ equity	1,347,006	1,409,742
Total liabilities and stockholders' equity	$1,992,182	$2,073,953
DUOLINGO Q2 2026                                              15

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended June 30,
(in thousands)	2025	2026

Revenues	$252,265	$298,454
Cost of revenues	69,684	81,714
Gross profit	182,581	216,740
Operating expenses:
Research and development	73,670	92,195
Sales and marketing	29,563	40,007
General and administrative	45,985	50,593
Total operating expenses	149,218	182,795
Income from operations	33,363	33,945
Other income (expense), net	1,660	(410)
Income before interest income and income taxes	35,023	33,535
Interest income	11,427	11,831
Income before income taxes	46,450	45,366
Provision for income taxes	1,669	12,208
Net income and comprehensive income	$44,781	$33,158
Net income per share attributable to Class A and Class B common stockholders, basic	$0.98	$0.71
Net income per share attributable to Class A and Class B common stockholders, diluted	$0.91	$0.66

DUOLINGO Q2 2026                                              16

DUOLINGO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(in thousands)	2025	2026

Cash flows from operating activities:
Net income	$79,916	$76,618
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	—	21,293
Depreciation and amortization	7,030	8,438
Stock-based compensation expense	65,610	72,857
Accretion on marketable securities, net	(1,017)	(642)
Impairment of capitalized software	—	578
Changes in assets and liabilities:	44,767	59,889
Net cash provided by operating activities	196,306	239,031
Net cash used for investing activities	(12,821)	(8,469)
Net cash provided by (used for) financing activities	6,955	(86,064)
Net increase in cash, cash equivalents and restricted cash	190,440	144,498
Cash, cash equivalents and restricted cash - Beginning of period	788,526	1,039,124
Cash, cash equivalents and restricted cash - End of period	$978,966	$1,183,622

DUOLINGO Q2 2026                                              17

appendix

Revenue

The table below provides revenues by product type:

(in thousands)	Q2 2025	Q2 2026	Change	% Change
Subscription	$210,678	$258,035	$47,357	22%
Advertising	20,603	21,052	449	2%
Duolingo English Test	10,088	10,109	21	—%
In-App Purchases	10,390	8,002	(2,388)	(23)%
Other	506	1,256	750	148%
Total revenues	$252,265	$298,454	$46,189	18%

DUOLINGO Q2 2026                                                   19

Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin and GAAP Operating Expenses and Non-GAAP Operating Expenses

Adjusted EBITDA is defined as net income excluding interest income, income taxes, depreciation and amortization, stock-based compensation expenses related to equity awards, including employer payroll taxes related to equity transactions, acquisition transaction and integration costs, acquisition earn-out costs, and impairment of capitalized software. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues. GAAP operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Non-GAAP operating expenses are defined as the respective GAAP operating expenses excluding depreciation and amortization, stock-based compensation expenses related to equity awards, and, as applicable, acquisition earn-out costs. These non-GAAP financial measures are used by management to evaluate the financial performance of our business and we present these non-GAAP financial measures because we believe that they are helpful in highlighting trends in our operating results and that they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The following tables present a reconciliation of our net income and GAAP operating expenses, the most directly comparable financial measures presented in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA margin and non-GAAP operating expenses, respectively.

	Three Months Ended June 30,
(in thousands)	2025	2026
Net income	$44,781	$33,158
Add (deduct):
Interest income	(11,427)	(11,831)
Provision for income taxes	1,669	12,208
Depreciation and amortization	3,440	4,247
Stock-based compensation expenses related to equity awards (1)	39,527	38,606
Acquisition transaction and integration costs (2)	590	—
Acquisition earn-out costs (3)	100	349
Impairment of capitalized software (4)	—	578
Adjusted EBITDA	$78,680	$77,315

Revenues	$252,265	$298,454

Adjusted EBITDA margin	31.2%	25.9%

DUOLINGO Q2 2026                                                   20

Reconciliation: GAAP to Non-GAAP Operating Expense	Three Months Ended June 30,
(in thousands)	2025	2026

Total GAAP Operating Expense	$149,218	$182,795
Less: Depreciation and amortization	(1,483)	(1,423)
Less: Stock-based compensation expenses related to equity awards (1)	(39,503)	(38,575)
Less: Other adjustments (2) (3) (4)	(690)	(927)
Non-GAAP Operating Expense	$107,542	$141,870

Reconciliation: GAAP to Non-GAAP R&D Expense	Three Months Ended June 30,
(in thousands)	2025	2026

Total GAAP R&D Expense	$73,670	$92,195
Less: Depreciation and amortization	(869)	(859)
Less: Stock-based compensation expenses related to equity awards (1)	(22,086)	(27,113)
Less: Other adjustments (4)	—	(578)
Non-GAAP R&D Expense	$50,715	$63,645

Reconciliation: GAAP to Non-GAAP S&M Expense	Three Months Ended June 30,
(in thousands)	2025	2026
Total GAAP S&M Expense	$29,563	$40,007
Less: Depreciation and amortization	(250)	(165)
Less: Stock-based compensation expenses related to equity awards (1)	(1,678)	(2,021)
Non-GAAP S&M Expense	$27,635	$37,821

Reconciliation: GAAP to Non-GAAP G&A Expense	Three Months Ended June 30,
(in thousands)	2025	2026
Total GAAP G&A Expense	$45,985	$50,593
Less: Depreciation and amortization	(364)	(399)
Less: Stock-based compensation expenses related to equity awards (1)	(15,739)	(9,441)
Less: Other adjustments (2) (3)	(690)	(349)
Non-GAAP G&A Expense	$29,192	$40,404
DUOLINGO Q2 2026                                                   21

Reconciliation: Free Cash Flow and Free Cash Flow Margin

Free cash flow is defined as net cash provided by operating activities, less capitalized software development costs and purchases of property and equipment. Free cash flow margin is defined as Free cash flow as a percentage of revenues. We believe that Free cash flow is a measure of liquidity that provides useful information to our management, investors and others in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. Free cash flow has certain limitations in that it does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments. The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow:

	Three Months Ended June 30,
(in thousands)	2025	2026

Net cash provided by operating activities	$90,675	$88,260
Less: Capitalized software development costs and purchases of intangible assets	(3,153)	(2,734)
Less: Purchases of property and equipment	(1,198)	(6,896)
Free cash flow	$86,324	$78,630

Revenues	$252,265	$298,454

Free cash flow margin	34.2%	26.3%

(1) In addition to stock-based compensation expense of $34.6 million and $38.2 million for the three months ended June 30, 2025 and 2026, respectively, this includes costs incurred related to taxes paid on equity transactions.
(2) Represents costs incurred related to acquisitions.
(3) Represents costs incurred related to the earn-out payments on acquisitions.
(4) Represents impairment of capitalized software.
DUOLINGO Q2 2026                                                   22

Contacts

Investor Relations:
Deborah Belevan
ir@duolingo.com

Press:
Michelle Scully
press@duolingo.com
DUOLINGO Q2 2026                                                   23